EXHIBIT 99



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Synergy Resources  Reports Initial  Production from Horizontal Wells and Updates
Flood Impact on Existing Wells

October 1, 2013. Synergy Resources Corporation (NYSE MKT: SYRG) a U.S. oil and gas exploration and production company with operations focused in the D-J Basin, provides initial production results for five wells on its Renfroe pad in the Wattenberg Field. The first four wells were placed into production while flowing up 7 inch casing. Final completion was achieved with the installation of production tubing on all five wells. The fifth well on this pad, the Renfroe C-1-36HNZ, had a continuous 24 hour initial production rate of 784 BOEs while flowing up 2 3/8 inch production tubing. The production mix on all five wells consisted of 77% crude oil, 8% NGLs and 15% natural gas. The company estimates the final total well cost will be under $4 million per well. The following table presents "before and after tubing installation" production rates and days on production for each specific well, expressed as barrels of oil equivalent per day (BOED):

                      BOED
   Well Name     ---------------     Days on          BOED           Days on
                  (pre tubing)     production     (post tubing)    production

Renfroe                446             23              558              4
32-1-36CHZ
                                    (Codell)

Renfroe                338             19              586              4
32-1-36NHZ
                                  (Niobrara B)

Renfroe                494             18              661              4
42-1-36CHZ
                                    (Codell)

Renfroe                429             17              588              4
42-1-36NHZ
                                  (Niobrara B)

Renfroe                NA              NA              791              5
C-1-36NHZ
(Niobrara B)


Drilling at the Leffler location continues to proceed according to schedule. There are six wells planned on the Leffler pad consisting of 5 wells targeting the Niobrara B bench and 1 well targeting the Codell formation. The fourth well on the pad is currently in progress and the fifth well is expected to spud by the end of week. The company believes all of these wells will be completed and reach productive status by the end of December, 2013.

The company now has 41 permits approved and an additional 40 horizontal permits in process for horizontal wells in the Wattenberg Field. Further details on its horizontal drilling program will be provided by the company during its quarterly conference call in early November.

On a non-operated basis the company has participated in its first extended reach lateral. The company has a 2.75% working interest in the well, which is located in the Wattenberg Field. Also of note are two non-operated Codell wells in which Synergy has a majority working interest that have averaged over 300 BOED for 90 days with 77% of the production being crude oil.

The company is able to provide the following details regarding the impact of recent flooding on its operations. A total of 20 vertical wells were affected by the flooding. In connection with the flooding, all of the wells were temporarily shut-in. The aggregate production from these wells is less than 5% of the

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company's daily production. Each location has been examined by company personnel and verified by the State of Colorado regulatory compliance officers that no hydrocarbons were released. Ten of the wells have already been placed back into production. The remaining ten wells will be repaired and placed back into productive status during the next several weeks

About Synergy Resources Corporation

Synergy is a Colorado-based independent exploration and production company focused primarily on the development of its assets in the Wattenberg Field in the Denver-Julesburg Basin ("D-J Basin") in Weld County, Colorado. In addition to the Company's Wattenberg Field acreage position, it has also assembled a large leasehold position directly to the northeast of the Wattenberg Field (the "Northern Extension Area"), which Synergy believes to be prospective for the Niobrara and Greenhorn formations.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). All statements other than statements of historical facts included in this press release regarding our financial position, business strategy, plans and objectives of management for future operations and industry conditions, are forward-looking statements. When used in this press release, forward-looking statements are generally accompanied by terms or phrases such as "estimate," "project," "predict," "believe," "expect," "anticipate," "target," "plan," "intend," "seek," "goal," "will," "should," "may" or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond the Company's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which Synergy conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, the ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, as well as other economic, competitive, governmental, regulatory and technical factors affecting the Company's operations.

These forward-looking statements are based on current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Synergy's control.

CONTACT:
Investor Relations Contact:
Jon Kruljac
Synergy Resources Corporation
jkruljac@syrginfo.com
Tel (303) 840-8166

Company Contact:
Rhonda Sandquist
Synergy Resources Corporation
rsandquist@syrginfo.com
Tel (970) 737-1073
Source: Synergy Resources Corporation